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                                                                     Exhibit 5.1




January 15, 2003

Buckeye Partners, L.P.
5 Radnor Corporate Center, Suite 500
100 Matsonford Road
Radnor, Pennsylvania  19087

Re:   Buckeye Partners, L.P. - Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel for Buckeye Partners, L.P., a Delaware limited partnership (the "Partnership"), in the preparation of a Registration Statement on Form S-3 (the "Registration Statement") to be filed by the Partnership with the Securities and Exchange Commission (the "Commission"). The Registration Statement relates to the issuance and sale from time to time, pursuant to Rule 415 of the General Rules and Regulations of the Commission promulgated under the Securities Act of 1933, as amended (the "Securities Act"), of debt securities of the Partnership (the "Debt Securities") with an aggregate principal amount of up to $300,000,000 or the equivalent thereof in one or more foreign currencies or composite currencies.

In connection with rendering this opinion, we have examined the Registration Statement; the form of Indenture being incorporated by reference as an exhibit to the Registration Statement (the "Base Indenture"); the Partnership's Amended and Restated Certificate of Limited Partnership, as amended to date; the Partnership's Amended and Restated Agreement of Limited Partnership, as amended to date; such records of proceedings of the Partnership's general partner, Buckeye Pipe Line Company (the "General Partner"), as we deemed material; and such other certificates, records and documents as we considered necessary for the purposes of this opinion. In our examination, we have assumed, without independent verification, the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified, photostatic or facsimile copies, and the authenticity of the originals of such copies. As to facts material to our opinion, we have relied upon certificates of public officials and certificates, documents, statements and other information provided by officers or other representatives of the Partnership and the General Partner. Our opinion set forth below is limited to the laws of the United States, the Commonwealth of Pennsylvania and the Delaware Revised Limited Partnership Act (the "Act").

      Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof:

      1. The form of the Base Indenture has been duly authorized by the Partnership through the action of the General Partner in its capacity as the sole general partner of the Partnership. The Base Indenture, and each other Indenture in the form of the
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Buckeye Partners, L.P.
January 15, 2003
Page 2


            Base Indenture, as modified by the General Partner in accordance with duly adopted resolutions of the General Partner, in its capacity as the sole general partner of the Partnership, to reflect the additional terms applicable to the Debt Securities to which such Indenture relates, when executed and delivered by the Partnership and duly executed and delivered by the Trustee thereunder, will be a valid and binding agreement, enforceable against the Partnership in accordance with its terms, except to the extent that enforcement thereof may be limited by (a) bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors' rights generally, (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity), and (c) governmental authority to limit, delay or prohibit the making of payments outside the United States or in foreign currency or composite currency.

      2. With respect to any series of Debt Securities (collectively, the "Offered Debt Securities"), when (i) if such Offered Debt Securities are to be sold pursuant to a firm commitment underwritten offering, the underwriting agreement with respect to such Offered Debt Securities (the "Underwriting Agreement") has been duly authorized, executed and delivered by the Partnership through the action of the General Partner in its capacity as the sole general partner of the Partnership and the other party or parties thereto; (ii) if such Offered Debt Securities are to be sold on an agency basis, the distribution agreement with respect to such Offered Debt Securities (the "Distribution Agreement") or any other applicable purchase agreement has been duly authorized, executed and delivered by the Partnership through the action of the General Partner in its capacity as the sole general partner of the Partnership and the other party or parties thereto; (iii) the General Partner, in its capacity as the sole general partner of the Partnership, has taken all necessary Partnership action to approve the issuance and terms of such Offered Debt Securities and related matters; (iv) the terms of such Offered Debt Securities and of their issuance and sale have been duly established in conformity with the Indenture relating thereto so as not to violate any applicable law, the Partnership's Certificate of Limited Partnership or Agreement of Limited Partnership or result in a default under or breach of any agreement or instrument binding upon the Partnership, and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Partnership; (v) the applicable Indenture has been duly executed and delivered by the Partnership, through the action of the General Partner in its capacity as the sole general partner of the Partnership, and the Trustee thereunder; and (vi) such Offered Debt Securities have been duly executed and authenticated in accordance with the provisions of the applicable Indenture and duly delivered to the purchasers thereof upon payment of the agreed-upon consideration therefor, such Offered Debt
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Buckeye Partners, L.P.
January 15, 2003
Page 3


            Securities, when issued and sold in accordance with the applicable Indenture and the related Underwriting Agreement or Distribution Agreement, if any, or any other duly authorized, executed and delivered purchase agreement, will be valid and binding obligations of the Partnership, enforceable against the Partnership in accordance with their respective terms, except to the extent that enforcement thereof may be limited by (a) bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors' rights generally, (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity), and (c) governmental authority to limit, delay or prohibit the making of payments outside the United States or in foreign currency or composite currency.

For the purposes of the opinions expressed above, we have assumed that (1) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and such effectiveness shall not have been terminated or rescinded; (2) a prospectus supplement will have been prepared and filed with the SEC describing the Offered Debt Securities offered thereby and will comply with all applicable laws; and (3) all Offered Debt Securities will have been issued and sold in compliance with applicable U.S. federal and state securities laws and in the manner stated in the Registration Statement and the applicable prospectus supplement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us with respect to this opinion under the heading "Legal Matters" in the prospectus which is a part of such Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,


/s/ Morgan, Lewis & Bockius LLP